UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

May 2, 2019

HEMISPHERX BIOPHARMA, INC.

(Exact name of registrant as specified in its charter)

Delaware	0 - 27072	52-0845822
(state or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	(Identification No.)

2117 SW Highway 484, Ocala FL	34473
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 988-0080

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01 Entry into a Material Definitive Agreement.

As previously reported, on April 24, 2018 and August 23, 2017 the Company issued an aggregate of 4,550,000 common stock purchase warrants (the “Warrants”) in private transactions.

On May 2, 2019, the Company entered into an agreement (the “Agreement”) with the holders (the “Holders”) of the Warrants, pursuant to which the Holders exercised their Warrants to purchase an aggregate of 3,790,000 shares of Common Stock. In consideration, the Company agreed to reduce the exercise price of the Warrants to $0.15 per share, for gross proceeds of approximately $568,500. It is anticipated that the remaining 760,000 Warrants will be exercised on the same terms.

The Company plans to use the proceeds of the exercise of the Warrants for advancing current and upcoming clinical trials, for general corporate purposes and to fund ongoing operations and expansion of our business.

The Company has engaged Maxim Group LLC to act as its exclusive solicitation agent (the “Solicitation Agent”) in connection with the amendment of exercise prices of the Warrants and subsequent exercise by such Holders. The Company has agreed to pay the Solicitation Agent a cash placement fee equal to 7% of the aggregate proceeds from the exercise of the Warrants and reimburse it for its accountable expenses.

The foregoing summaries of the terms of the Agreements, are subject to, and qualified in their entirety by, the form of such Agreement attached hereto as Exhibit 10.1, and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Form of Agreement between the Company and the Warrantholders.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEMISPHERX BIOPHARMA, INC.

May 2, 2019	By:	/s/ Thomas K. Equels
Thomas K. Equels, President

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